Exhibit 23.2.  Consent of Independent Registered Public Accounting Firm

The Board of Directors
Capital City Bank Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-18557, No. 033-60113, No. 333-18543, No. 333-120242, and No. 333-36693) on Form S-8 and No. 333-20683 on Form S–3D of Capital City Bank Group, Inc. of our report dated March 14, 2007, with respect to the consolidated statement of financial condition of Capital City Bank Group, Inc. and subsidiary (the Company) as of December 31, 2006 and the related consolidated statements of income, changes in shareowners’ equity, and cash flows for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2007, annual report on Form 10–K of Capital City Bank Group, Inc.

Our report with respect to the consolidated financial statements of the Company refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share Based Payment, as of January 1, 2006, SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R, as of December 31, 2006 and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, as of January 1, 2006.

/s/ KPMG LLP

Orlando, Florida
March 14, 2007
Certified Public Accountants